Exhibit 23(b)

KPMG LLP
Suite 3400
312 Walnut Street
Cincinnati, OH 45202

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 23, 2024, with respect to the financial statements of MassMutual Ascend Life Insurance Company, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Cincinnati, Ohio

April 26, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.